UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 31, 2023

W. P. Carey Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-13779	45-4549771
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Manhattan West, 395 9th Avenue, 58th Floor New York, New York	10001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	WPC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 1, 2023, W. P. Carey Inc. (the “Company”) completed the previously announced spin-off (the “Spin-Off”) of Net Lease Office Properties (“NLOP”), pursuant to which the Company contributed certain office properties (the “Office Properties”) to NLOP (the contribution transactions, the “Separation”) and thereafter effected a special dividend to its stockholders of all of the outstanding common shares of beneficial interest of NLOP, $0.001 par value per share (the “NLOP Common Shares”) which were held by the Company (the “Distribution”). In the Distribution, the Company distributed one NLOP Common Share for every 15 shares of common stock of the Company held of record as of close of business on October 19, 2023, the record date for the Distribution.

On October 31, 2023, in connection with the Spin-Off, the Company entered into the Separation and Distribution Agreement and the Tax Matters Agreement, and, on November 1, 2023, the Company entered into the U.S. Advisory Agreement and the European Advisory Agreement (each as defined below).

The Separation and Distribution were completed on November 1, 2023, and, as a result thereof, NLOP became an independent, publicly traded real estate investment trust.

Separation and Distribution Agreement

The Separation and Distribution Agreement, dated October 31, 2023, by and between the Company and NLOP (the “Separation and Distribution Agreement”) set forth the various individual transactions to be consummated that comprised the Separation and the Distribution, including the assets transferred to and liabilities assumed by NLOP and its subsidiaries following the Distribution, including the transfer of the Office Properties by the Company to NLOP and the transfer by NLOP to the Company of approximately $382.4 million from borrowings under the NLOP Financing Arrangements (as defined below).

The Separation and Distribution Agreement includes various post-closing covenants, including agreements relating to insurance policies, information sharing and other operational matters. The Separation and Distribution Agreement also includes a mutual release by the Company, on the one hand, and NLOP, on the other hand, of the other party from certain specified liabilities, as well as mutual indemnification covenants pursuant to which the Company and NLOP have agreed to indemnify each other from certain specified liabilities, including any claims relating to indebtedness associated with transfers of NLOP assets and any guaranties related thereto. The Separation and Distribution Agreement also contains provisions requiring NLOP to pay (or, if paid by the Company, reimbursed by NLOP) all costs and expenses related to the Separation and Distribution.

The foregoing description of the Separation and Distribution Agreement is a summary and does not purport to be complete, and is qualified in its entirety by reference to the full text of the Separation and Distribution Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”) and incorporated by reference herein.

Tax Matters Agreement

The Tax Matters Agreement dated October 31, 2023, by and between the Company and NLOP (the “Tax Matters Agreement”) governs the respective rights, responsibilities and obligations of the Company and NLOP after the Distribution with respect to tax liabilities and benefits, the preparation and filing of tax returns, the control of audits and other tax proceedings, tax covenants, tax indemnification, cooperation and information sharing. The Tax Matters Agreement provides that (a) NLOP and applicable subsidiaries will generally assume liability for all taxes reported, or required to be reported, on an NLOP tax return following the Distribution, (b) the Company will assume liability for all taxes reported, or required to be reported, on (i) a Company tax return or (ii) any joint tax return involving both the Company and NLOP following the Distribution, and (c) NLOP will generally assume sole responsibility for any transfer taxes. The Company’s obligations under the Tax Matters Agreement are not limited in amount or subject to any cap. If the Company is required to pay any liabilities under the circumstances set forth in the Tax Matters Agreement or pursuant to applicable tax law, the amounts may be significant.

The foregoing description of the Tax Matters Agreement is a summary and does not purport to be complete, and is qualified in its entirety by reference to the full text of the Tax Matters Agreement, which is attached as Exhibit 10.2 to this Current Report and is incorporated by reference herein.

Advisory Agreements

On November 1, 2023, (i) NLOP and W. P. Carey Management LLC, a wholly-owned subsidiary of the Company (the “U.S. Advisor”), entered into an advisory agreement (the “U.S. Advisory Agreement”); and (ii) NLOP and W. P. Carey & Co. B.V., a wholly-owned subsidiary of the Company (the “European Advisor” and, together with the U.S. Advisor, the “Advisors”), entered into an advisory agreement (the “European Advisory Agreement” and, together with the U.S. Advisory Agreement, the “Advisory Agreements”), pursuant to which the Advisors will provide NLOP with strategic management services, including asset management, property disposition support and various related services. NLOP will pay management fees to the Advisors and will also reimburse the Advisors for certain expenses incurred in providing services to NLOP.

Responsibilities and Authority

Subject to the authority of the board of trustees of NLOP (the “NLOP Board”), the Advisors will:

•	provide advice to NLOP, and act on NLOP’s behalf with respect to managing and monitoring the operating performance of the Office Properties;

•	take the action and obtain the services necessary to source, investigate and evaluate prospective disposition, exchange or other transactions with respect to the Office Properties;

•	assist the NLOP Board in developing and evaluating potential liquidity and disposition transactions for NLOP and take such actions as may be requested by the NLOP Board or as may otherwise be necessary or desirable to execute any such transactions; and

•	provide management services related to NLOP’s business activities and performs various administrative services for NLOP as requested by the NLOP Board.

The actual terms and conditions of transactions involving the Office Properties shall be determined in the sole discretion of the applicable Advisor, subject at all times to compliance with the delegation of authority granted by the NLOP Board.

Term and Termination

The Advisory Agreements have an initial term of three years, and automatically renew for successive one-year terms thereafter without further action by NLOP or the applicable Advisor. Each Advisory Agreement may also be terminated (i) by the applicable Advisor no later than 180 days prior to the expiration of the initial term or any renewal term, as applicable, or (ii) by NLOP upon 90 days’ prior written notice, or immediately for Cause (as defined in the Advisory Agreements). Each applicable Advisor may also terminate the Advisory Agreement (x) immediately for Good Reason (as defined in the Advisory Agreements) or (y) concurrently with or within 90 days following a termination of the other Advisory Agreement. Each Advisory Agreement may be amended only by the written agreement of its parties. All amendments to either Advisory Agreement must be approved by a majority of the independent trustees of the NLOP Board.

Fees and Reimbursements

NLOP will pay to the Advisors compensation for services they provide to NLOP, including reimbursement for the costs related thereto. Specifically, NLOP will pay the Advisors a management fee of $625,000 per calendar month, paid to the U.S. Advisor and allocated to the European Advisor by the Company, which will be subject to adjustment each month described in the following sentence. Beginning with the first calendar month following the first disposition of a portfolio property of NLOP, the management fee for the following calendar month shall be reduced proportionally by the contractual minimum annualized base rent associated with such portfolio property of NLOP. In no event shall the management fees paid to the Advisors for a given calendar month exceed the fees paid to the Advisors during the preceding calendar month, and in no event shall the aggregate management fees paid to the Advisors for a given fiscal year exceed $7.5 million. Neither Advisor has yet received any compensation for the services contemplated by the Advisory Agreement. The fees shall be payable monthly in arrears, and shall be in addition to the Advisors’ right to reimbursement of expenses, as described below.

In addition, NLOP will be required to reimburse each Advisor and its affiliates for other specified costs they may incur in connection with certain other services provided to NLOP pursuant to the applicable Advisory Agreement, where those costs are not directly paid by NLOP. Specifically, NLOP will reimburse the Advisors a base administrative reimbursement amount of $333,333.33 per calendar month, paid to the U.S. Advisor and allocated to the European Advisor by the Company, for certain administrative services, including day-to-day management services, investor relations, accounting, tax, legal, and other administrative matters. In addition to the administrative reimbursement amount, NLOP will reimburse the Advisors for specified out-of-pocket expenses they incur in connection with their services.

The foregoing description of the Advisory Agreements is a summary and does not purport to be complete, and is qualified in its entirety by reference to the full text of the U.S. Advisory Agreement and the European Advisory Agreement, which are attached as Exhibits 10.3 and 10.4, respectively, to this Current Report and incorporated by reference herein.

Item 1.02. Termination of a Material Definitive Agreement.

Financing Arrangements

As previously disclosed, on September 20, 2023, in connection with the Separation, NLOP and certain of its wholly-owned direct and indirect subsidiaries entered into (i) a $335.0 million senior secured mortgage loan (the “NLOP Mortgage Loan”) with JPMorgan Chase Bank. N.A., together with its successors and/or permitted assigns (collectively, the “Lenders”) and (ii) a $120.0 million mezzanine loan facility with the Lenders (the “NLOP Mezzanine Loan” and, together with the NLOP Mortgage Loan, the “NLOP Financing Arrangements”).

As a result of the Spin-Off, on November 1, 2023, NLOP became an independent company, and NLOP and its subsidiaries ceased to be subsidiaries of the Company. Accordingly, the NLOP Financing Arrangements became the sole obligations of NLOP and its subsidiaries, and the Company and its subsidiaries ceased to have any liability or obligations thereunder.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director

In connection with the Spin-Off, Jean Hoysradt notified the board of directors of the Company (the “WPC Board”) on October 31,2023 of her decision to resign as a member of the WPC Board, effective as of November 1, 2023, at which time Ms. Hoysradt was appointed to serve as a trustee on the NLOP Board. Ms. Hoysradt’s resignation did not result from any disagreements with the Company or any matter relating to the Company’s operations, policies or practices.

Item 7.01 Regulation FD Disclosure.

On November 1, 2023, the Company issued a press release announcing the completion of the Spin-Off. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Separation and Distribution Agreement, dated October 31, 2023, between W. P. Carey Inc. and Net Lease Office Properties.
10.2*	Tax Matters Agreement, dated October 31, 2023, between W. P. Carey Inc. and Net Lease Office Properties.
10.3*	Advisory Agreement, dated November 1, 2023, between W. P. Carey Management LLC and Net Lease Office Properties.
10.4*	Advisory Agreement, dated November 1, 2023, between W. P. Carey & Co. B.V. and Net Lease Office Properties.
99.1	Press release of the Company dated November 1, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted exhibits and schedules upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any exhibits or schedules so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

W. P. Carey Inc.

Date:	November 2, 2023	By:	/s/ ToniAnn Sanzone
ToniAnn Sanzone
Chief Financial Officer